As filed with the Securities and Exchange Commission on May 16, 2002. Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-1147390 (I.R.S. Employer Identification No.)

583 Thompson Road
Houma, Louisiana 70363
(Address, including zip code, of
Principal Executive Offices)

Gulf Island Fabrication, Inc. 2002 Long-Term Incentive Plan
(Full title of the plan)

__________

Kerry J. Chauvin
President and Chief Executive Officer
Gulf Island Fabrication, Inc.
583 Thompson Road
Houma, Louisiana 70363
(985) 872-2100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	500,000 Shares	$ 18.35 (2)	$9,175,000 (2)	$844.10 (2)
(1)	Upon a future stock split, stock dividend or similar transaction involving Common Stock of the Company during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock reported on the Nasdaq Stock Market on May 10, 2002.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3.         Incorporation of Documents by Reference.

             The following documents, which have been filed by Gulf Island Fabrication, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

             (a)     The Company's latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

             (b)     All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

             (c)     The description of the Common Stock included in Item 1 of the Company's Registration Statement on Form 8-A dated March 27, 1997.

             All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

             Not applicable.

 Item 5.         Interests of Named Experts and Counsel.

             Not applicable.

 Item 6.         Indemnification of Directors and Officers.

             In accordance with Louisiana law, the Company's Articles of Incorporation contain provisions eliminating the personal liability of directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director's or officer's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law, and (iv) any transaction from which a director or officer receives an improper personal benefit. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

             The Company believes that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers. In addition, such provisions will allow directors and officers to perform their duties in good faith without undue concern about personal liability if a court finds their conduct to have been negligent or grossly negligent. On the other hand, the potential remedies available to a shareholder of the Company will be limited, and it is possible, although unlikely, that directors or officers protected by these provisions may not demonstrate the same level of diligence or care that they would otherwise demonstrate.

             The Company's By-laws require the Company to indemnify its officers and directors against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been officers or directors, subject to certain conditions and limitations.

             Each of the Company's directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or executive officer that are in excess of the coverage provided by any such insurance, provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 7.         Exemption From Registration Claimed.

             Not applicable.

 Item 8.         Exhibits.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

Item 9.         Undertakings.

            (a)     The undersigned registrant hereby undertakes:

                     1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                     2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houma, State of Louisiana, on May 16, 2002.

GULF ISLAND FABRICATION, INC.

By: /S/ KERRY J. CHAUVIN
Kerry J. Chauvin Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kerry J. Chauvin and Joseph P. Gallagher, III, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KERRY J. CHAUVIN	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 16, 2002

Kerry J. Chauvin

/S/ JOSEPH P. GALLAGHER, III	Vice President – Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 16, 2002

Joseph P. Gallagher, III

/S/ ROBIN A. SEIBERT	Controller and Chief Accounting Officer (Principal Accounting Officer)	May 16, 2002

Robin A. Seibert

/S/ GREGORY J. COTTER	Director	May 16, 2002

Gregory J. Cotter

/S/ THOMAS E. FAIRLEY	Director	May 16, 2002

Thomas E. Fairley

/S/ HUGH J. KELLY	Director	May 16, 2002

Hugh J. Kelly

/S/ ALDEN J. LABORDE	Director	May 16, 2002

Alden J. Laborde

/S/ JOHN P. LABORDE	Director	May 16, 2002

John P. Laborde

/S/ HUEY J. WILSON	Director	May 16, 2002

Huey J. Wilson